EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-260190, No. 333-268631, and No. 333-277612), Form S-4 (No. 333-272655), Form S-3 (No. 333-279065), and Form S-1 (333-271396) of our report dated March 14, 2025 included in this Annual Report on Form 10-K of SharpLink Gaming, Inc. and Subsidiaries, formerly known as SharpLink Gaming, Ltd. and Subsidiaries, (the “Company”), relating to the consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Cherry Bekaert LLP

Cherry Bekaert LLP

Raleigh, North Carolina

March 14, 2025